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                      Edudata Corporation and Subsidiaries
                 For the Thirteen Week Period Ended June 1, 1996


                                                                      EXHIBIT 11


STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

NET INCOME PER SHARE WAS                               For the Thirteen Week Period Ended
  CALCULATED AS FOLLOWS:                               June 1, 1996

Primary:

Net Income (loss)                                                   $   (39,990)

Weighted average common shares outstanding                            7,829,830

Incremental shares under stock options
  computed under the treasury stock method
  using the average market price of the issuer's
  common stock during the periods                                            --

Weighted average common and common stock
  equivalent shares outstanding                                       7,829,830

Net income (loss) per share                                         $      (.01)

Fully diluted:

Net income (loss)                                                   $   (39,990)

Weighted average common shares outstanding                            7,829,830

Incremental shares under the stock options
  computed under the treasury stock method using
  the market price of the issuer's common stock
  at the end of the period if higher than the
  average market price                                                       --

Weighted average common and common
  equivalent shares outstanding                                       7,829,830

Net Income (loss) per share                                         $      (.01)




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